Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200617

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
SUPPLEMENT NO. 2 DATED DECEMBER 24, 2015
TO THE PROSPECTUS DATED NOVEMBER 12, 2015

This Supplement No. 2 supplements, and should be read in conjunction with, our prospectus dated November 12, 2015, as supplemented by Supplement No. 1 dated November 13, 2015. Defined terms used in this Supplement shall have the meaning given to them in the prospectus unless the context otherwise requires. The purpose of this Supplement No. 2 is to disclose:

•	an update to the status of our initial public offering; and

•	a revised subscription agreement.

Status of our Initial Public Offering

On December 23, 2015, following the authorization of our board of directors, we satisfied the minimum offering amount of our continuous public offering of up to $2.0 billion in Class A and Class T shares as a result of our sale of $2.0 million in Class A shares, comprised of $1.5 million in Class A shares to an affiliate of NorthStar Realty Finance Corp. and $0.5 million in Class A shares to an affiliate of RXR Realty LLC, at a purchase price of $9.10 per share (reflecting that no selling commissions or dealer manager fees were paid), or the initial purchase. Following the initial purchase and authorization of our board of directors, our escrow agent released all of the offering proceeds in our escrow account. Our primary offering is expected to terminate on February 9, 2017, unless extended by our board of directors as permitted under applicable law and regulations.

Revised Subscription Agreement

A revised form of subscription agreement is attached to this supplement as Exhibit A. The revised form supersedes and replaces the form included in the prospectus.

EXHIBIT A

APPENDIX B
FORM OF SUBSCRIPTION AGREEMENT

NorthStar/RXR
NEW YORK METRO REAL ESTATE

877.940.8777
NorthStarSecurities.com/RXR

Subscription Agreement Instructions to Investors

PROSPECTUS DATED NOVEMBER 12, 2015

Please carefully read the Prospectus of NorthStar/RXR New York Metro Real Estate, Inc. (the "Company"), as supplemented to date, before deciding to subscribe in shares of common stock, par value of $0.01 per share, of the Company (the "Shares"). Any person(s) desiring to subscribe should complete, execute and deliver the Subscription Agreement and payment in accordance with the instructions set forth below. Please print in ballpoint pen or type the information. **The sponsors or person designated by the sponsors will send each stockholder a confirmation of his or her purchase after they have been admitted as a stockholder.**

1. Investment	A minimum investment of $4,000 is required. A check for the full purchase price of the shares subscribed for should be made payable to "UMB Bank, N.A., as escrow agent for NorthStar/RXR New York Metro Real Estate, Inc." or "UMB Bank, N.A., as escrow agent for NorthStar/RXR." If the dealer manager so designates after the Company meets the minimum offering requirements, your check should be made payable to "NorthStar/RXR New York Metro Real Estate, Inc." or "NorthStar/RXR". Shares may be purchased only by persons meeting standards set forth under the Section of the Prospectus entitled "Suitability Standards." Please indicate the state in which the sale was made. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the "Additional Purchase" box. The "Additional Purchase" box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial investment.
2. Share Class Selection	Please consult with your financial representative and check the appropriate box to indicate the class of Shares you intend to purchase.
3. Form of Ownership	Please check the appropriate box to indicate the type of entity or type of individuals subscribing. • Corporation: An authorized officer must sign. Articles of incorporation must be provided. • Partnership: Identify whether the entity is a general or limited partnership. Each general partner must be identified and must sign. In the case of an investment by a general partnership, all partners must sign. Title and signature pages of the partnership agreement must be provided. • Estate: The personal representative must sign and letters of testamentary or letters of administration or a small estate affidavit must be provided. • Pension Plan, 401K, PSP and Trust: Each trustee must sign. For a trust, please provide the title and signature pages of the trust or a trust certification form. • Individual Owner: Owner must sign. • Joint Tenant With Rights of Survivorship: Each joint tenant must sign. • Community Property: All parties must sign. • IRAs and KEOGHs: The owner and officer (or other authorized signer) of the custodian of the account must sign. The address of the custodian must be provided to receive checks and other pertinent information regarding the investment. • Tenants in Common and Tenants by Entirety: Each tenant must sign. • Uniform Gift To Minors Act (UGMA) or Uniform Transfers To Minors Act (UTMA): The person named as the custodian of the account must sign. (This may or may not be the minor's parent.) Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the UGMA or UTMA has been formed.

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4. Investor Registration Information	Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship, tenants-in-common or tenants-by-entirety, include the names of both investors. In the case of partnerships or corporations, include the name of an authorized officer. Trusts should include the name of each trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 7, the investor(s) is/are certifying that the taxpayer or social security number(s) is/are correct. Enter the residential address, mailing address, if applicable, and telephone number(s) of the registered owner(s) of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.
5. Distribution Information	Complete this section to enroll in the DRP, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with this completed Subscription Agreement. You can choose to have all or a portion of your distributions reinvested through the DRP. You must indicate the percentage of each distribution to be applied to each option selected and the sum of DRP and cash allocations must equal 100%. (If you do not complete this section, cash distributions will be paid to the custodian for custodial accounts or the registered owner at the address in Section 4 for non-custodial accounts.)
6. Go Paperless	Please indicate if you authorize the Company to provide its reports and updates to you by making such information available on its website, www.NorthStarSecurities.com and notifying you via the e-mail address listed here or in Section 4 when such reports are available. I understand that I may receive paper documents at any time by visiting www.NorthStarSecurities.com and clicking on Investor Login to login to my account to change my selections.
7. Subscriber Signatures	Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney (POA) to make such representations on such investor's behalf. An Attorney-in-Fact signing on behalf of the investor pursuant to a POA represents by their signature that they are acting as a fiduciary for the investor. Please complete this section so that the Company and your broker-dealer can assess whether your subscription is suitable given your financial condition. **Each investor agrees that, if he or she does not meet the minimum income and net worth standards, he or she will notify in writing the Company and the broker-dealer named in the Subscription Agreement.**
8. Broker-Dealer/Registered Representative/Registered Investment Advisor Information	This section is to be completed by the registered representative or registered investment advisor AND the broker-dealer.
9. Payment Instructions	Payment may be made by check or wire transfer. The signed Subscription Agreement, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your broker-dealer or authorized principal for their signature. Completed Subscription Agreement and payment can then be mailed via Regular or Overnight Delivery to the address in Section 9.

Notice to Stockholders: The Shares of common stock of the Company are subject to restrictions on transfer and ownership for the purpose, among others, of the Company's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In addition, the Company has the authority to issue Shares of additional classes of stock. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to: (i) certain restrictions on ownership and transferability; and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the Shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Such requests must be made to the Secretary of the Company at its principal office.

NSRXR-INST_11.2015

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NorthStar/RXR
NEW YORK METRO REAL ESTATE

877.940.8777
NorthStarSecurities.com/RXR

Subscription Agreement

1. Investment **Make checks payable to UMB Bank, N.A., as escrow agent for NorthStar/RXR New York Metro Real Estate, Inc.**

☐☐ State of Sale

$ ________ Investment Amount

☐ Initial Investment (minimum is $4,000)

☐ Additional Purchase (minimum is $100)

2. Share Class Selection **(required)**

☐ Share Class A | Fund Number **3960**

☐ Volume Discount Purchase (only applies to Class A purchases, minimum is $500,000)

☐ Check this box if investor is purchasing through an RIA or participating in a wrap account or fee-only account approved by the broker-dealer, RIA or bank acting as a trustee, fiduciary, or similar entity, or an employee of a broker-dealer (including spouse, parent or minor child of employee).

☐ Share Class T | Fund Number **3961**

3. Form of Ownership

☐ Corporation[1] ☐ Partnership[2] ☐ Estate[3] ☐ Pension Plan ☐ KEOGH Plan

☐ 401K ☐ PSP ☐ Trust:[4] date__________ ☐ Other: please specify__________________________

Name of Trust/Corporation/Plan/Other

SSN or TIN of Trust/Corporation/Plan/Other

Required documentation: 1) Articles of incorporation. 2) Title and signature pages of the partnership agreement. 3) Letters of testamentary or letters of administration or a small estate affidavit. 4) Title and signature pages of the trust or a trust certification form.

☐ Individual ☐ Individual TOD[5] ☐ Joint Tenant (with rights of survivorship) ☐ Joint Tenant TOD[5] (with rights of survivorship) ☐ Community Property

☐ Traditional IRA ☐ SEP IRA ☐ Simple IRA ☐ Beneficiary IRA[6] ☐ Roth IRA

☐ Tenants in Common ☐ Tenants by Entirety ☐ UGMA: state of_______ ☐ UTMA: state of_______

5) Fill out Transfer on Death form to effect designation. Transfer on Death form available on www.NorthStarSecurities.com/RXR.
6) Please include deceased person's name, SSN, date of birth and date of death in Section 4 under Co-Investor/Co-Trustee.

Custodian[7] or Third Party Administrator Information[8] (if applicable)

Name of Custodian/Third Party Administrator

Mailing Address

City

State

Zip Code

Custodian/Third Party Administrator Telephone Number

Custodian TIN

Custodian Account Number

7) The Custodian must sign and provide a Medallion Signature Guarantee in Section 7.
8) The Third Party Administrator will be set up as an Interested Party and will receive copies of Trade Confirmations and Statements.

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4. Investor Registration Information

Investor/Trustee/Authorized Signer

SSN/TIN

DOB (mm/dd/yy)

☐ Non U.S. Citizen

Country of Citizenship

Co-Investor/Co-Trustee/Co-Authorized Signer

SSN/TIN

DOB (mm/dd/yy)

DOD (mm/dd/yy for Beneficiary IRA)

☐ Non U.S. Citizen

Country of Citizenship

Daytime Telephone

Evening Telephone

Residential Address (no P.O. Boxes)

City

State

Zip Code

Mailing Address (if different from above)

City

State

Zip Code

E-mail

5. Distribution Information

Distribution Reinvestment Plan (DRP)* ____ %

* In the event that the DRP is not offered for a distribution, your distribution will be sent by check to the address in Section 4 or your Custodian for deposit in your Custodial account cited in Section 3.

Cash Distribution (Choose One Only)

Cash: Send check to my Custodian in Section 3. (custodian accounts only) ____ %

Cash: Send check to the address in Section 4. (non-custodian accounts only) ____ %

Cash: Send check to a third party - **fill out information to the right.** (non-custodian accounts only) ____ %

Cash: Direct Deposit via ACH - **fill out information to the right.** (non-custodian accounts only) ____ %

Total of DRP and Cash **100%**

Fill out information below If you checked **Cash: Send check to a third party** or **Cash: Direct Deposit via ACH**.

Financial Institution/Third Party

Address

City

State

Zip Code

ABA Routing Number (Direct Deposit via ACH only)

Account Number

☐ Checking ☐ Savings (attach a voided, pre-printed check or deposit slip)

☐ Brokerage/Other (send check to a third party only)

6. Go Paperless

Signature of Investor/Trustee/Authorized Signer

Date

E-mail

☐ In lieu of receiving documents*, I authorize NorthStar/RXR New York Metro Real Estate, Inc. (NorthStar/RXR) to make available on its website, www.NorthStarSecurities.com: **quarterly investor statements, quarterly reports**, **annual reports**, **proxy statements**, **prospectus supplements** or other documents required to be delivered to me, as well as any **investment or marketing updates** and to notify me via the e-mail address listed here or in Section 4 when such reports are available. I understand that I may receive paper documents by visiting www.NorthStarSecurities.com and clicking on Investor Login to login to my account to change my selections.

*** E-delivery does not include New Account Statements or Trade Confirmations.**

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7. Subscriber Signatures

Please initial each of the representations below. In the case of joint investors or fiduciaries, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person a power of attorney (POA) to make such representations on your behalf. An Attorney-in-Fact signing on behalf of the investor pursuant to a POA represents by their signature that they are acting as a fiduciary for the investor. In order to induce NorthStar/RXR to accept this subscription, I hereby warrant that:

INVESTOR INITIALS	CO-INVESTOR INITIALS	ALL REPRESENTATIONS (A-E) MUST BE INITIALED
a.		a. I received a final prospectus of NorthStar/RXR, wherein the terms and conditions of the offering are described, 5 business days in advance of the date hereof.
b.		b. I certify that I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a minimum net worth (as previously described) of at least $70,000 AND a minimum of $70,000 annual gross income.
c.		c. I am purchasing Shares for my own account and acknowledge that the investment is not liquid.
d.		d. I declare that the information supplied is true and correct and may be relied upon by NorthStar/RXR.
e.		e. I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures as well as payment of the full purchase price of the Shares.
INVESTOR INITIALS	**CO-INVESTOR INITIALS**	**STATE WHERE YOU RESIDE REPRESENTATION MUST BE INITIALED**
f.		f. If I am an **Alabama** investor, I meet NorthStar/RXR's suitability standards listed above and represent that I have a liquid net worth of at least 10 times my investment in NorthStar/RXR and its affiliates.
g.		g. If I am a **California** investor, I have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $70,000 and a net worth of $150,000, and my total investment in this offering may not exceed 10% of my net worth.
h.		h. If I am an **Iowa** investor, my total investment in the shares of NorthStar/RXR or any of its affiliates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my liquid net worth.
i.		i. If I am a **Kansas** investor, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas Investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded real estate investment trusts.
j.		j. If I am a **Kentucky** investor, my aggregate investment may not exceed 10% of my net worth in this offering.
k.		k. If I am a **Maine** investor, I understand that it is recommended by the Maine Office of Securities that Maine investors not invest more than 10% of their liquid net worth in this offering and similar direct participation investments.
l.		l. If I am a **Massachusetts** investor, I acknowledge that it is recommended by the Massachusetts Securities Division that Massachusetts investors not invest, in the aggregate, more than 10% of their liquid net worth in this offering and similar direct participation investments.
m.		m. If I am a **Missouri** investor, my total investment in this offering may not exceed 10% of my liquid net worth.
n.		n. If I am a **Nebraska** investor, my aggregate investment in this offering and in the securities of other non-publicly traded REITs may not exceed 10% of my net worth. Investors who are accredited investors within the meaning of the federal securities laws are not subject to the foregoing limitation.
o.		o. If I am a **Nevada** investor, my aggregate investment may not exceed 10% of my net worth.
p.		p. If I am a **New Jersey** resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my investment in NorthStar/RXR, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth.
q.		q. If I am a **New Mexico** investor, my aggregate investment in NorthStar/RXR offering, the offerings of NorthStar/RXR affiliates and other non-traded real estate investment trusts may not exceed 10% of my liquid net worth.
r.		r. If I am a **North Dakota** investor, I meet NorthStar/RXR's suitability standards listed above and represent that I have a net worth of at least 10 times my investment in this offering.
s.		s. If I am an **Ohio** resident, I understand that it shall be unsuitable for my aggregate investment in shares of NorthStar/RXR, affiliates of NorthStar/RXR, and in other non-traded real estate investment programs to exceed ten percent (10%) of my liquid net worth.
t.		t. If I am an **Oregon** investor, my aggregate investment may not exceed 10% of my net worth in NorthStar/RXR and its affiliates.
u.		u. If I am a **Pennsylvania** investor, my aggregate investment in this offering may not exceed 10% of my net worth.
v.		v. If I am a **Tennessee** investor, my aggregate investment may not exceed 10% of my liquid net worth.
w.		w. If I am a **Vermont** investor, my aggregate investment in this offering may not exceed 10% of my liquid net worth.
		Net worth should be calculated exclusive of homes, furnishings and automobiles. Liquid net worth is defined as that portion of net worth (total assets exclusive of homes, furnishings and automobiles minus total liabilities) which consists of cash, cash equivalents and readily marketable securities.

Taxpayer Identification Number Certification (required):

Each investor signing below, under penalties of perjury, certifies that: (1) The number shown in the Investor Social Security Number(s)/Taxpayer Identification Number field in Section 4 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including a resident alien) and (4) I am exempt from FATCA reporting. **NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.**

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor/Trustee/Authorized Signer | Date

Signature of Co-Investor/Co-Trustee/Co-Authorized Signer/Custodian | Date

When signing as a custodian, a Medallion Signature Guarantee is required.

Medallion Signature Guarantee

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8. Broker-Dealer/Registered Representative/Registered Investment Advisor Information (All fields must be complete)

The Registered Representative (RR) or Registered Investment Advisor (RIA) must sign below to complete the order. An authorized principal of the broker-dealer or RIA firm must sign below if required by such broker-dealer or RIA firm. The RR or RIA and BD hereby warrants that it is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence, or the state in which the sale was made, if different.

Broker-Dealer/RIA Firm

Registered Representative/RIA

Registered Representative #/Branch #

Mailing Address

City

State

Zip Code

E-mail

Telephone

Facsimile

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the RR/RIA and the Broker-Dealer/RIA Firm are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the RR/RIA and the Broker-Dealer/RIA Firm have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program. The undersigned registered representative further represents and certifies in connection with this subscription for shares, that he or she has complied with and has followed all of his or her firm's current policies and procedures for obtaining principal approval. I understand this subscription agreement is for NorthStar/RXR New York Metro Real Estate, Inc.

RIAs must complete the following:

☐ **Check only if** investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or any member of the RIA firm is a FINRA-licensed Registered Representative affiliated with a broker-dealer, the transaction should be conducted through that broker-dealer, not through the RIA.

Registered Representatives must complete the following:

I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed.

State

Signature of Registered Representative/RIA

Signature of Broker-Dealer or RIA Firm/Authorized Principal
(if required by Broker-Dealer)

Date

Date

9. Payment Instructions

By mail - Checks should be made payable to **NorthStar/RXR New York Metro Real Estate, Inc.** Forward the Subscription Agreement and payment to:

Regular mail
NorthStar/RXR
c/o DST Systems, Inc.
P.O. Box 219923
Kansas City, MO 64121-9923

Express/Overnight delivery
NorthStar/RXR
c/o DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105-1407

Wire transfers - Please reference subscriber's name.

UMB Bank, N.A.
ABA Routing Number - 101000695
Account Number - 9871879666
Reference - NorthStar/RXR New York Metro Real Estate, Inc.

NSRXR-SUBDOC_12.2015